TriNet Announces Appointment of Veteran Board Member, Business Leader and Venture Capitalist, Myrna Soto to its Board of Directors

Changes to Board Also Include Shawn Guertin Stepping Down to Fulfill New Leadership Role

Dublin, CA — May 26, 2021—TriNet, a leading provider of comprehensive human resources for small and medium-size businesses (SMBs), today announced changes to its board of directors. Myrna Soto—who is a seasoned cybersecurity executive, board leader, governance fellow, venture capital investor and advisor—will be joining the TriNet board effective May 27, 2021. Additionally, Shawn Guertin will be leaving the board on May 27 as he moves into his new position as Executive Vice President and Chief Financial Officer for CVSHealth.

“Myrna brings a wonderful breadth and depth of knowledge, skills and experience to TriNet. She has a remarkable success record as a board member and executive leader, first-hand knowledge of many of the struggles growing businesses face and is an expert technology advisor. She is a fantastic advocate for the small and medium-size businesses we serve and a great resource for TriNet leadership,” said TriNet President and CEO Burton M. Goldfield.

Soto has more than 30 years of experience in management, advisory and board of director roles for both major corporations and small companies in the tourism, financial and technology industries. She is passionate about security, strategy and helping accelerate business success.
In addition to TriNet, Soto currently serves on the board of directors for Michigan-based utility company Consumers Energy/ CMS Energy, Spirit Airlines, Popular Inc. (which operates under the names Banco Popular and Popular Bank) and is a Board Advisor to an on-demand mental health company Ginger. Her experience also includes leadership and advisory roles with Comcast Corp., MGM Resorts International, Royal Caribbean Cruises, American Express and Norwegian Cruise Lines, among others.

“I am dedicated to helping companies realize their full potential and now, more than ever, small and medium-size businesses need our support to reach that potential,” said Soto. “TriNet’s mission is to power business success through extraordinary HR, and I am excited to work alongside them, my fellow board members, and the entire TriNet team to help these businesses succeed.”

Soto earned a Master of Business Administration and a Master of Science from Nova Southeastern University, as well as a Bachelor of Arts in Psychology from Florida International University. She also holds a master certificate in project management and information technology management from The George Washington University School of Business.

Goldfield added, “Shawn’s healthcare leadership experience has been a tremendous asset to TriNet, our colleagues and our customers, but we couldn’t be happier for him and wish him the best of luck.”

About TriNet
TriNet (NYSE: TNET) provides small and medium size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

Investors: Alex Bauer TriNet Investorrelations@TriNet.com (510) 875-7201	Media: Renee Brotherton TriNet PR@TriNet.com (408) 646-5103

TriNet and the TriNet logo are registered trademarks of TriNet. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

# # #